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PRESS RELEASE

                                  EXHIBIT 99.1

EN POINTE TECHNOLOGIES, INC. ANNOUNCES THE ADDITION OF EDWARD O. HUNTER TO ITS BOARD OF DIRECTORS

Los Angeles, CA - August 27, 2003 - En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products and services, today announced the addition of a new member to its Board of Directors, Mr. Edward O. Hunter. Mr. Hunter was appointed to the Board on August 18, 2003 and will serve on the Audit and Compensation Committees of the Company. Since March 2002, Mr. Hunter has been an attorney of counsel to Robinson & Robinson, LLP, a business transactional and litigation law firm.
From July 2000 to March 2002, Mr. Hunter maintained a private law practice and was vice president and general counsel for an international telecommunications joint venture during its start-up development phase. Prior to that, for an approximate nine year period, Mr. Hunter practiced law in Los Angeles with LeBoeuf, Lamb, Greene & MacRae, LLP, a large multinational law firm, with emphasis on clients in heavy manufacturing, importation and national distribution.

Mr. Hunter is a graduate of The George Washington University, National Law Center in Washington, D. C. He serves as a legal advisor and board member for several nonprofit foundations and has authored various articles in publications, including the International Litigation Quarterly, Practicing Law Institute, and other journals. Mr. Hunter has been an instructor in business at UCLA and a lecturer at the University of California at Riverside and other colleges.

"We are very pleased to have Ed joining our board of directors. The breadth of experience he'll be bringing to En Pointe will be a welcome addition to our team," said Bob Din, En Pointe's Chairman of the Board and CEO. "Besides bringing his broad-based business expertise to the Board, Ed will be a vital addition to our Audit Committee as well."

ABOUT EN POINTE TECHNOLOGIES, INC.

En Pointe Technologies, Inc. is a leading national provider of information technology products, e-business solutions and professional services to medium and large commercial customers and government and educational accounts of all sizes. En Pointe Professional Services offers value added services such as:
Pre-sales consulting, Technology Planning and Management, which includes -- integration, configuration, deployment and migration, Helpdesk Support Services, Project and Program Management, and Infrastructure Support and Maintenance.

En Pointe, a minority business enterprise (MBE), is represented nationally with a concentration in over 22 sales and service markets throughout the United States, as well as a value-added ISO 9001:2000 certified integration operation in Ontario, California. Please visit En Pointe at www.enpointe.com.
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To contact En Pointe regarding any investor matters, please contact:

     Kevin Ayers
     Chief Financial Officer
     En Pointe Technologies, Inc.
     Phone:  (310) 725-9717
     Fax:  (310) 725-1185
     ir@enpointe.com
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To contact En Pointe regarding any sales or customer matters, please e-mail us at: sales@enpointe.com or contact us by phone at (310) 725-5200.
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